Exhibit 10.4

UNIFIRST CORPORATION AND SUBSIDIARIES

Modification No. 3

Dated as of September 13, 2006

to

Amended and Restated Revolving Credit Agreement

Dated as of June 14, 2004

This MODIFICATION NO. 3 (“Modification No. 3”), dated as of September 13, 2006 (the “Modification Effective Date”), to the Amended and Restated Revolving Credit Agreement, dated as of June 14, 2004 (as amended from time to time, the “Agreement”), is by and among UNIFIRST CORPORATION, UNITECH SERVICES GROUP, INC., UNIFIRST CANADA LTD., UNIFIRST HOLDINGS, L.P., UONE CORPORATION, UTWO CORPORATION, RC AIR, LLC, UNIFIRST-FIRST AID CORPORATION, (collectively, the “Borrowers”), BANK OF AMERICA, N.A., WACHOVIA BANK, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A., SOVEREIGN BANK, BANKNORTH, N.A., HSBC BANK USA, NATIONAL ASSOCIATION (collectively, the “Banks”), BANK OF AMERICA, N.A., in the capacity of Administrative Agent for the Banks (the “Administrative Agent”), JPMORGAN CHASE BANK, N.A. in the capacity of Syndication Agent, HSBC BANK USA, NATIONAL ASSOCIATION in the capacity of Documentation Agent, WACHOVIA BANK, NATIONAL ASSOCIATION in the capacity of Managing Agent, BANKNORTH, N.A. in the capacity of Managing Agent and BANC OF AMERICA SECURITIES LLC, in the capacity of Arranger.

W I T N E S S E T H :

WHEREAS, the Borrowers, the Administrative Agent and the Banks have entered into the Agreement pursuant to which the Banks have, on the terms and subject to the conditions stated therein, made certain loans to the Borrowers as contemplated thereby; and

WHEREAS, the Borrowers, the Administrative Agent and the Banks desire to amend the Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions

All capitalized terms used herein which are defined in the Agreement shall have the same meanings herein as therein, except as otherwise specifically provided herein.

Section 2. Modification of the Agreement
(a)	Section 1.1.28(a) is hereby amended and restated to read as follows:

“1.1.28(a) ‘EBITDA’ means, for any period the EBIT of the Borrowers and their Subsidiaries for such period, plus depreciation and amortization expense of the Borrowers and their Subsidiaries for such period and any non-cash accretion expense relating to SFAS 143 for such period. If during any period for which EBITDA is being determined, any Borrower has acquired or disposed of a Subsidiary or substantially all of the assets of a Subsidiary, EBITDA for such period shall be determined to include or exclude, as the case may be, the actual historical results of such Subsidiary or such assets on a pro forma basis.’”

(b)	Section 1.1.61 is hereby amended and restated to read as follows:

“1.1.61 ‘Revolving Credit Loans’ means, collectively, the loans (including Swingline Loans) up to a maximum aggregate principal amount of $225,000,000 made or to be made to the Borrowers by the Banks pursuant to this Agreement and subject to the limitations contained herein. The joint and several obligations of the Borrowers to repay the principal of the Revolving Credit Loans shall be evidenced by the Revolving Credit Notes. The amount of the Revolving Credit Loans may be decreased pursuant to Section 2.3 or increased pursuant to Section 2.6.”

(c)	Section 1.1.62 is hereby amended and restated to read as follows:

“1.1.62 ‘Revolving Credit Maturity Date’ means September 13, 2011, or such earlier date as provided herein.”

(d)	Section 1.1.63 is hereby amended and restated to read as follows:

“1.1.63 ‘Revolving Credit Maximum” means $225,000,000, as the same may be increased pursuant to Section 2.6.”

(e)	Section 1.1.68(a) is hereby amended and restated to read as follows:

“1.1.68(a) ‘Senior Notes” means the senior notes issued by UniFirst and the other Borrowers pursuant to the Note Purchase Agreement in an amount to be outstanding of $75,000,000 as of September 13, 2006, and the additional senior notes to be issued as of September 14, 2006 by UniFirst and the other Borrowers in an amount of $100,000,000, which shall rank pari passu with the Revolving

Credit Loans and all other senior unsecured Indebtedness of the Borrowers and any of their Subsidiaries.”

(f)     Section 2.2.2(i) is hereby amended by deleting therefrom the reference to “$15,000,000” and by inserting in place thereof the following: “$25,000,000”.

(g)       Section 2.5.2 is hereby amended by deleting the table therefrom and inserting the following in lieu thereof:

Funded Debt Ratio	Commitment Fee
Greater than or equal to 2.50 to 1.00	0.175%
Less than 2.50 to 1.00 but equal to or greater than 2.00 to 1.00	0.125%
Less than 2.00 to 1.00 but equal to or greater than 1.00 to 1.00	0.100%
Less than 1.00 to 1.00	0.090%

(h)       Section 2.5.9 is hereby amended by deleting the table therefrom and inserting the following in lieu thereof:

Funded Debt Ratio	Applicable Eurodollar Rate Margin
Greater than or equal to 2.50 to 1.00	0.750%
Less than 2.50 to 1.00 but equal to or greater than 2.00 to 1.00	0.625%
Less than 2.00 to 1.00 but equal to or greater than 1.00 to 1.00	0.500%
Less than 1.00 to 1.00	0.375%

(i)	A new Section 2.6 is hereby added to the Agreement to read as follows:

“2.6. Increase in Revolving Credit Commitment.

2.6.1 Request for Increase. Provided (i) there exists neither an Event of Default nor any condition which would, with notice or the lapse of time, or both, constitute an Event of Default, (ii) the Borrowers have delivered to the Administrative Agent evidence that the increase contemplated by this Section 2.6 has been duly authorized by all necessary corporate action, and (iii) the Borrowers have delivered to the Administrative Agent a legal opinion of in-house or special counsel with respect to the due authorization of the increase contemplated by this Section 2.6, then, upon notice to the Administrative Agent (which shall promptly notify the Banks), the Borrowers may from time to time request an increase in the Revolving Credit Commitments by an amount not exceeding $100,000,000 in the aggregate for all such requests. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Bank is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Banks).

2.6.2 Bank Elections to Increase. Each Bank shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase. Any Bank not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

2.6.3 Notification by Administrative Agent; Additional Banks. The Administrative Agent shall notify the Borrowers and each Bank of the Banks’ responses to each request made hereunder. In the event that the aggregate amount of the increases agreed to by the Banks (including those Banks willing to agree to an increase in their Revolving Credit Commitments in amounts greater than their Commitment Percentages) is less than the amount of increase requested by the Borrowers, then, to achieve the full amount of the requested increase, additional financial institutions approved by the Administrative Agent and the Borrowers may become Banks pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel and by UniFirst and its counsel on behalf of the Borrowers.

2.6.4 Effective Date and Allocations. If the Revolving Credit Commitment is increased in accordance with this Section 2.6, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Banks of the final allocation of such increase and the Increase Effective Date.

2.6.5 Conditions to Effectiveness of Increase. As a condition precedent to such increase, each Borrower shall deliver to the Administrative Agent a certificate of such Borrower, dated as of the Increase Effective Date (in sufficient copies for each Bank), signed by the chief financial officer or treasurer of such Borrower, (i) certifying and attaching the resolutions adopted by such entity approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 3 of the Agreement, and the representations and warranties in each other Loan Document, are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) neither an Event of Default nor any condition, which would, with notice or the lapse of time, or both, constitute an Event of Default, exists.”

(j)        Section 5.5(vii)(e) is hereby amended by deleting therefrom the reference to “$10,000,000” and by inserting in place thereof the following: “$20,000,000”, and such clause 5.5(vii)(e) is hereby redesignated as 5.5(vii)(d).

(k)	Section 5.5(vii)(f) is hereby and restated to read as follows:

“(vii)(f) prior to any such acquisition with respect to which the aggregate consideration (including all assumed debt and equity issuances in connection therewith and all indebtedness used to finance such acquisition) exceeds $20,000,000, the Administrative Agent and the Banks shall have received computations from the Borrowers showing that the Funded Debt Ratio on a pro forma basis based upon the most recently completed Reference Period, but after giving effect to such proposed acquisition (including all Indebtedness assumed or incurred in connection therewith and all other Indebtedness for borrowed money of the Borrowers (including, in any event, the Obligations, the Stated Amount of Letters of Credit, obligations in respect of capital leases and Subordinated Debt, if any) incurred after the last day of such Reference Period), does not exceed a multiple that is .25x less than the ratio then specified for such Reference Period in Section 5.26 hereof.”

(l)     Section 5.8(ii) is hereby amended by deleting therefrom the reference to “$15,000,000” and by inserting in place thereof the following: “$25,000,000”.

(m)	Section 5.8(iii) is hereby amended and restated to read as follows:

“(iii) in connection with acquisitions, that are non-hostile in nature, of interests in other corporations or business entities engaged in the same business as that in which the Borrowers are now engaged or in a reasonable extension or expansion thereof (either through the purchase of assets or capital stock or otherwise); provided, that (a) the aggregate amount of any single such acquisition shall not exceed $50,000,000, (b) except to the extent expressly permitted by Section 5.7(vii) hereof, the properties and assets acquired in connection with such acquisitions shall be free from all liens, charges and encumbrances whatsoever, (c) immediately prior to and after giving effect to such acquisition, no Event of Default shall exist, (d) with respect to any such acquisition in which the aggregate consideration (including all assumed debt and equity issuances in connection therewith and all indebtedness used to finance such acquisition) exceeds $20,000,000, any such corporation or business entity shall have realized positive EBITDA for the most recently completed twelve calendar months prior to the consummation of such acquisition, (e) upon consummation of such acquisition, any corporation or business entity acquired shall be a party to such of the Loan Documents as is required by the Administrative Agent, as more fully described in Section 5.2(iii), and (f) prior to any such acquisition with respect to which the aggregate consideration (including all assumed debt and equity issuances in connection therewith) exceeds $20,000,000, the Administrative Agent and the Banks shall have received computations from the Borrowers showing that the Funded Debt Ratio on a pro forma basis for the most recently completed Reference Period, but after giving effect to such proposed acquisition (including all Indebtedness assumed or incurred in connection therewith and all other

Indebtedness for borrowed money of the Borrowers (including, in any event, the Obligations, the Stated Amount of Letters of Credit, obligations in respect of capital leases and Subordinated Debt, if any)), does not exceed a multiple that is .25x less than the ratio specified for such Reference Period in Section 5.26 hereof.”

(n)       Section 5.22 is hereby amended by deleting therefrom the reference to “$165,000,000” and by inserting in place thereof the following: “$175,000,000 (and the Private Placement Documents are hereby deemed to have been modified, and shall be construed and interpreted, consistently with such amendment)”.

(o)	Section 5.25 is hereby deleted in its entirety.

(p)	Section 5.26 is hereby amended and restated to read as follows:

“5.26 Funded Debt Ratio. The Borrowers shall not permit the Funded Debt Ratio of the Borrowers and their Subsidiaries as at the last day of any fiscal quarter in any fiscal period to be greater than 3.00 to 1.00; provided that if the Borrowers propose any acquisition which, after giving effect thereto, would cause the Funded Debt Ratio on a pro forma basis to be greater than 3.00 to 1.00, the Borrowers may elect to consummate such proposed acquisition, provided that (a) for the period beginning on the date of the closing of such acquisition and ending on the last day of the fifth fiscal quarter following such closing (the “Funded Debt Ratio Adjustment Period”), the Borrowers shall not permit the Funded Debt Ratio of the Borrowers and their Subsidiaries as at the last day of any fiscal quarter during the Funded Debt Ratio Adjustment Period to be greater than 3.50 to 1.00 and (b) during the Funded Debt Ratio Adjustment Period, (i) each margin level of the applicable Commitment Fee set forth in Section 2.5.2 shall be increased by 0.075% and (ii) each margin level of the Applicable Eurodollar Rate Margin set forth in Section 2.5.9 shall be increased by 0.25%. For avoidance of doubt, beginning after the last day of any Funded Debt Ratio Adjustment Period, the Borrowers shall not permit the Funded Debt Ratio of the Borrowers and their Subsidiaries as at the last day of any fiscal quarter in any fiscal period to be greater than 3.00 to 1.00.”

(q)	Section 5.27 is hereby amended and restated to read as follows:

“5.27 Interest Coverage. The Borrowers shall not cause or permit the Interest Coverage Ratio (as hereinafter defined) of the Borrowers and their Subsidiaries for any Reference Period (as hereinafter defined) as of any fiscal quarter end to be less than 3.00 to 1.

For purposes of this Agreement:

(i) ‘Interest Coverage Ratio’ means, in relation to any Reference Period, the ratio of (a) EBIT for such Reference Period to (b) the aggregate Interest Charges of the Borrowers and their Subsidiaries for such Reference Period; and

(ii) ‘Reference Period’ means, with respect to any specified date, the period of four consecutive fiscal quarters of the Borrowers and their Subsidiaries ending on such date. It is intended that a separate Reference Period of four consecutive fiscal quarters of the Borrowers and their Subsidiaries shall end at the last day of each and every fiscal quarter of the Borrowers and their Subsidiaries.”

(r)        Section 5.28 of the Agreement is amended by deleting the fourth and fifth sentences therefrom and inserting the following in lieu thereof:

“Notwithstanding the foregoing, it is agreed that UniFirst may, on one or more occasions, redeem or repurchase its capital stock or pay dividends other than regular quarterly dividends consistent with past practices (an “Extraordinary Dividend”), provided that (a) unless the Funded Debt Ratio on a pro forma basis for the most recently completed Reference Period, both before and after giving effect to such proposed redemption, repurchase or Extraordinary Dividend is less than 2.00 to 1.00, the aggregate amount of all such redemptions, repurchases and Extraordinary Dividends during the term of this Agreement shall not exceed the sum of (x) $50,000,000 and (y) 50% of the Borrowers’ cumulative Net Income from and after the Modification Effective Date; and (b) in each case, neither an Event of Default nor any condition, which would, with notice or the lapse of time, or both, constitute an Event of Default. then exists or would result from such redemption, repurchase or Extraordinary Dividend.”

(s)       Section 10.9(i) is hereby amended by deleting the last sentence therefrom and inserting the following in lieu thereof:

“The parties to any such assignment shall deliver to the Administrative Agent a copy of such instrument of assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form satisfactory to the Administrative Agent.”

(t)        Schedule 1 is hereby amended and restated as set forth on Annex 1, which is attached hereto and incorporated herein.

(u)       Exhibit A is hereby amended and restated as set forth on Annex 2, which is attached hereto and incorporated herein.

(v)       Exhibit B is hereby amended and restated as set forth on Annex 3, which is attached hereto and incorporated herein.

(w)      Exhibit C is hereby amended and restated as set forth on Annex 4, which is attached hereto and incorporated herein.

Section 3. Conditions Precedent to Modification No. 3

This Modification No. 3 shall become and be effective as of the Modification Effective Date, but only if this Modification No. 3 shall be signed by the Borrowers, the Administrative Agent and the Banks; provided that the obligations of the Administrative Agent and the Banks to give effect to this Modification No. 3 shall be subject to the satisfaction of the following conditions on or prior to the Modification Effective Date:

(a)       Revolving Credit Notes. The Administrative Agent shall have received from the Borrowers separate executed Revolving Credit Notes or Amended and Restated Revolving Credit Notes, as applicable, to each Bank payable to the order of such Bank in the principal amount equal to such Bank’s Revolving Credit Commitment, substantially in the form attached hereto as Annex 2, with appropriate insertions.

(b)       Proof of Corporate Action. The Administrative Agent shall have received from each Borrower a certificate, certified by a duly authorized officer of such Borrower to be true and complete on the Modification Effective Date, attaching a copy of records of all corporate, limited partnership or limited liability company, as applicable, action taken by such Borrower to authorize (i) its execution and delivery of each of this Modification No. 3, (ii) its performance of all of its agreements and obligations under this Modification No. 3, and (iii) any borrowings and other transactions contemplated by this Modification No. 3.

(c)       Legal Opinion Letter. The Administrative Agent shall have received a letter addressed to the Administrative Agent and the Banks from Goodwin Procter LLP, counsel to the Borrowers, in or substantially in the form of the opinion letter previously delivered by Goodwin Procter LLP in connection with the Agreement.

(d)       Syndication. The Administrative Agent shall have received commitments from the Banks in an aggregate amount equal to the amount of the Revolving Credit Loans as of the Modification Effective Date.

(e)       Fee Letter. The Borrowers shall have complied with their obligations under that certain letter dated August 16, 2006 by and among the Borrowers, the Administrative Agent and the Arranger to pay all fees payable thereunder on the Modification Effective Date.

(f)        Fees. The Borrowers shall have complied with their obligations to pay all reasonable fees and expenses incurred by the Administrative Agent, the Arranger and their agents in connection with the preparation, negotiation, execution and delivery of this Modification No. 3, including without limitation all of the reasonable fees and disbursements of Goulston & Storrs, P.C., counsel to the Administrative Agent and BOA.

Section 4. Representations and Warranties

(a)       Representations in Agreement Each of the representations and warranties made by or on behalf of the Borrowers in the Agreement, as amended through this Modification No. 3, was true and correct in all material respects when made and is true and correct in all material respects on and as of the date hereof with the same full force and effect as if each of such representations and warranties had been made by the Borrowers, jointly and severally, on the date hereof and in this Modification No. 3, except to the extent that such representations and warranties relate solely to a prior date.

(b)       No Defaults or Events of Default No default or Event of Default exists on the date hereof (after giving effect to all of the arrangements and transactions contemplated by this Amendment), and no condition exists on the date hereof which would, with notice or the lapse of time, or both, constitute a default or an Event of Default.

(c)       Binding Effect of Documents This Modification No. 3 has been duly executed and delivered by the Borrowers and is in full force and effect as of the date hereof, and the agreements and obligations of the Borrowers contained herein and therein constitute legal, valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their respective terms.

Section 5. Miscellaneous

This Modification No. 3 may be executed and delivered in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute one instrument. In making proof of this Modification No. 3, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Except to the extent specifically amended hereby, the provisions of the Agreement shall remain unmodified, and the Agreement, as amended hereby, is hereby confirmed as being in full force and effect, and the Borrowers hereby ratify and confirm all of their joint and several agreements and obligations contained therein.

IN WITNESS WHEREOF, the parties hereto have executed this Modification No. 3 as of the date first above written.

The Borrowers:

UNIFIRST CORPORATION

UNITECH SERVICES GROUP, INC.

UNIFIRST CANADA LTD.

UONE CORPORATION

UTWO CORPORATION

UNIFIRST-FIRST AID CORPORATION

By: /s/ John B. Bartlett

In his capacity as Senior Vice President or Vice President of each of the above-named corporations and hereunto duly authorized by each of the above-named corporations

UNIFIRST HOLDINGS, L.P.

By: UONE CORPORATION, as General Partner

By: /s/ John B. Bartlett

In his capacity as Senior Vice President of UOne Corporation and hereunto duly authorized by UOne Corporation

RC AIR LLC

By: UNIFIRST CORPORATION, as Member

By: /s/ John B. Bartlett

In his capacity as Senior Vice President of UniFirst Corporation and hereunto duly authorized by UniFirst Corporation

The Banks:

BANK OF AMERICA, N.A.

By: /s/ Representative of Bank of America, N.A.

Title: Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Representative of Wachovia Bank, National Association

Title: Vice President

JPMORGAN CHASE BANK, N.A.

By: /s/ Representative of JPMorgan Chase Bank, N.A.

Title: Underwriter

SOVEREIGN BANK

By: /s/ Representative of Sovereign Bank

Title: Senior Vice President

TD BANKNORTH, N.A.

(formerly known as BANKNORTH, N.A.)

By: /s/ Representative of TD Banknorth, N.A. (formerly known as Banknorth, N.A.

Title: Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By: /s/ Representative of HSBC Bank USA, National Association

Title: First Vice President, Senior Relationship Manager

The Administrative Agent:

BANK OF AMERICA, N.A.

as Administrative Agent

By: /s/ Representative of Bank of America, N.A.

Title: Vice President